CAUSEY DEMGEN & MOORE INC.
                         1801 CALIFORNIA ST., STE. 4650
                             DENVER, COLORADO 80202


March 29, 2000



Securities and Exchange Commission
450 - 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We were retained by Arete Industries, Inc. on March 14, 2000 as independent certified public accountants to report on their financial statements at December 31, 1999 and for the year then ended. We have endeavored, with the full cooperation of the Company, to obtain the necessary information to meet the filing requirements for Form 10-KSB, both as to form and timeliness. Due to the late date at which we were retained and the extensive amount of time necessary to gather data for permanent audit files, review the working papers and reports of the predecessor auditors, review the accounting records and internal controls, plan the appropriate audit procedures and scope thereof, and perform the appropriate audit tests, we will not have sufficient time to complete our examination by March 30, 2000, which is the required filing date for the Company's annual report.

Very truly yours,

CAUSEY DEMGEN & MOORE INC.